Exhibit 99.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of November 19, 2017, by and between Cavium, Inc., a Delaware corporation (the “Company”), and the shareholders of Marvell Technology Group Ltd., a Bermuda exempted company (“Parent”), listed on Exhibit A (each, a “Specified Shareholder”).

Recitals

A.Each Specified Shareholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of certain common shares of Parent.

B.Parent, Kauai Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).

C.In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive a combination of cash and Parent Common Shares (as defined below), as provided in the Merger Agreement.

D.The Merger Agreement contemplates that Parent’s shareholders will vote on the issuance of Parent Common Shares in connection with the Merger.

E.Each Specified Shareholder is entering into this Agreement in order to induce the Company to enter into the Merger Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

section	1. Certain Definitions

For purposes of this Agreement:

(a) Each Specified Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if such Specified Shareholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such security.

(b) “Parent Common Share” shall mean a common share, $0.002 par value per share, of Parent.

(c) “Person” shall mean any: (i) individual; (ii) corporation, limited liability company, partnership or other entity; or (iii) governmental authority.

(d) A Specified Shareholder’s “Subject Securities” shall mean: (i) all Parent Common Shares Owned by such Specified Shareholder as of the date of this Agreement with respect to which such Specified Shareholder has voting rights; and (ii) all additional Parent Common Shares of which such Specified Shareholder acquires Ownership during the period from the date of this Agreement through the Voting Expiration Date with respect to which such Specified Shareholder has voting rights. A Specified Shareholder’s Subject Securities shall not include any Parent Common Shares that a Specified Shareholder sells or otherwise disposes of following the date of this Agreement.

(e) “Voting Expiration Date” shall mean the earliest of: (i) the date upon which the Merger Agreement is validly terminated; (ii) the date upon which the Merger becomes effective; (iii) the date of any amendment, modification or supplement to the Merger Agreement, in each such case if such amendment, modification or supplement materially and adversely affects the economic interests or share ownership of Parent’s shareholders; (iv) the date upon which the Company and the Specified Shareholders agree to terminate this Agreement in writing; (v) the date upon which the board of directors of Parent makes a Parent Adverse Recommendation Change; (vi) the date upon which the board of directors of the Company makes a Company Adverse Recommendation Change; and (vii) the date of any Company Triggering Event.

(f) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

section	2. Transfer of Voting Rights

2.1 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Expiration Date, each Specified Shareholder shall ensure that: (a) none of such Specified Shareholder’s Subject Securities is deposited into a voting trust; and (b) other than any proxy that may be granted under section 3.2, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of such Specified Shareholder’s Subject Securities, in each case except as otherwise permitted by this Agreement.

section	3. Voting of Shares

3.1 Voting Covenant. Each Specified Shareholder hereby agrees that, prior to the Voting Expiration Date, at any meeting of the shareholders of Parent, however called, and at every adjournment or postponement thereof, and in any action by written consent of the shareholders of Parent, unless otherwise directed in writing by the Company, such Specified Shareholder shall cause such Specified Shareholder’s Subject Securities to be voted:

(a) in favor of the Parent Share Issuance and in favor of any action in furtherance of the Parent Share Issuance;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Parent in the Merger Agreement; and

(c) against any action, agreement, proposal or transaction involving Parent or any of its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Parent Share Issuance or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Voting Expiration Date, no Specified Shareholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)” or “(c)” of the preceding sentence. Except as set forth in or contemplated by this Agreement, each Specified Shareholder may vote such Specified Shareholder’s Subject Securities in his, her or its discretion on all matters submitted for the vote of Parent’s shareholders or in connection with any meeting or written consent of Parent’s shareholders.

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3.2 Proxy.

(a) Solely in the event of a failure by any Specified Shareholder to act in accordance with such Specified Shareholder’s obligations as to voting pursuant to Section 3.1 prior to the termination of this Agreement, each Specified Shareholder hereby irrevocably appoints the Company as its attorney-in-fact and proxy with full power of substitution and resubstitution, to the full extent of such Specified Shareholder’s voting rights with respect to such Specified Shareholder’s Subject Securities (which proxy is irrevocable and which appointment is coupled with an interest), to vote all such Specified Shareholder’s Subject Securities in accordance with Section 3.1 at any meeting of the shareholders of Parent, however called, and at every adjournment or postponement thereof, and in connection with any action by written consent of the shareholders of Parent. Any proxy or power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(b) No Specified Shareholder shall enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to such Specified Shareholder’s Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to such Specified Shareholder’s Subject Securities that would in any way restrict, limit or interfere with the performance of such Specified Shareholder’s obligations hereunder or the transactions contemplated hereby.

section	4. Representations and Warranties of the Specified Shareholders

Each Specified Shareholder hereby represents and warrants to the Company as follows:

4.1 Authorization, etc. Such Specified Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform such Specified Shareholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Specified Shareholder and constitutes the legal, valid and binding obligation of such Specified Shareholder, enforceable against such Specified Shareholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If such Specified Shareholder is a corporation, then such Specified Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated. If such Specified Shareholder is a general or limited partnership, then such Specified Shareholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If such Specified Shareholder is a limited liability company, then such Specified Shareholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by such Specified Shareholder do not, and the performance of this Agreement by such Specified Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Specified Shareholder or by which such Specified Shareholder or any of such Specified Shareholder’s properties is or may be bound or affected in any material respect; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of such Specified Shareholder’s Subject Securities pursuant to, any material Contract to which such Specified Shareholder is a party or by which such Specified Shareholder or any of such Specified Shareholder’s affiliates or properties is or may be bound or affected.

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(b) The execution and delivery of this Agreement by such Specified Shareholder do not, and the performance of this Agreement by such Specified Shareholder will not, require any consent or approval of any Person, except where the failure to obtain such consent or approval would not materially interfere with such Specified Shareholder’s ability to perform such Specified Shareholder’s obligations under this Agreement.

4.3 Title to Securities. As of the date of this Agreement: (a) such Specified Shareholder holds of record or beneficially (free and clear of any encumbrances or restrictions) the number of Parent Common Shares set forth opposite his, her or its name under the heading “Shares Held of Record or Beneficially” on Exhibit A; and (b) such Specified Shareholder does not Own any shares of Parent other than the Parent Common Shares set forth opposite his, her or its name on Exhibit A (except that Peter A. Feld may be deemed to beneficially Own the Parent Common Shares underlying the restricted stock units he holds).

section	5. Additional Covenants of the Specified Shareholders

5.1 Specified Shareholder Information. Each Specified Shareholder hereby agrees to permit Parent, Merger Sub and the Company to: (a) publish and disclose in any proxy statement, prospectus, current report on Form 8-K or any other document or schedule required to be filed with the SEC or any other regulatory authority in connection with the Merger or the Parent Share Issuance such Specified Shareholder’s identity and ownership of Parent Common Shares, and the nature of such Specified Shareholder’s obligations under this Agreement; and (b) file this Agreement as an exhibit to any proxy statement, prospectus, current report on Form 8-K or any other document or schedule required to be filed with the SEC or any other regulatory authority in connection with the Merger or the Parent Share Issuance.

5.2 Further Assurances. From time to time and without additional consideration, each Specified Shareholder shall execute and deliver, or cause to be executed and delivered, such additional certificates, instruments and other documents, and shall take such further actions, reasonably necessary under applicable law to perform its obligations as expressly set forth under this Agreement.

section	6. Miscellaneous

6.1 No Limitations on Actions. The parties hereto acknowledge that Peter A. Feld is entering into this Agreement solely in his capacity as the beneficial owner of his Subject Securities and this Agreement shall not limit or otherwise affect his actions or fiduciary duties in his capacity as a director of Parent. The Company shall not assert any claim that any action taken by Mr. Feld in his capacity as a director of Parent violates any provision of this Agreement. Nothing in this Agreement shall preclude a Specified Shareholder from making such filings as are required by applicable law in connection with the entering into of this Agreement, including an amendment to any Schedule 13D or Schedule 13G previously filed by a Specified Shareholder with the Securities and Exchange Commission.

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6.2 Termination. This Agreement shall terminate on the Voting Expiration Date; provided, however, that: (a) this Section 6 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any Specified Shareholder from any liability arising from any breach of any provision of this Agreement prior to such termination. For the avoidance of doubt, the representations and warranties herein shall not survive the termination of this Agreement.

6.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties):

if to a Specified Shareholder:

at the address set forth opposite the name of such Specified Shareholder on Exhibit A; and

if to the Company:

Cavium, Inc.

2315 N. First Street

San Jose, CA 95131

Attn: Vincent Pangrazio

Fax:(408) 577-1992

6.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by each of the parties.

6.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Specified Shareholder without the prior written consent of the Company, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Specified Shareholder and each Specified Shareholder’s successors and assigns and, as applicable, each Specified Shareholder’s heirs, estate, executors and personal representatives, and shall inure to the benefit of the Company and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

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6.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Specified Shareholder agrees that, in the event of any breach or threatened breach by such Specified Shareholder of any covenant or obligation contained in this Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each Specified Shareholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.7, and each Specified Shareholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (or, if the federal courts have exclusive jurisdiction over the matter, the United States District Court for the District of Delaware).

(b) EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

6.9 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

6.10 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.11 Waiver. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Agreement, or any power, right, privilege or remedy of the Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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6.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Signature page follows.]

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first written above.

CAVIUM, INC.

By:	/s/ Vincent Pangrazio
	Name:	Vincent Pangrazio
	Title:	SVP & General Counsel

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first written above.

Specified Shareholder

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP,

its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD LEADERS JULIET LLC

By: Starboard Value A LP,

its managing member

STARBOARD LEADERS SELECT II LP

By: Starboard Leaders Select II GP LLC,

its general partner

STARBOARD T FUND LP

By: Starboard Value A LP,

its general partner

PETER A. FELD

By:	/s/ Peter A. Feld
	Name:	Peter A. Feld
	Title:	Authorized Signatory

Signature Page to Voting Agreement

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Exhibit A

Specified Shareholders

Name	Address	Shares Held of Record or Beneficially
Starboard Value LP	777 Third Avenue, 18th Floor, New York, New York 10017	1,772,606
Starboard Value and Opportunity Master Fund Ltd	89 Nexus Way, Camana Bay, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands	13,495,491
Starboard Value and Opportunity S LLC	777 Third Avenue, 18th Floor, New York, New York 10017	1,588,369
Starboard Value and Opportunity C LP	777 Third Avenue, 18th Floor, New York, New York 10017	877,932
Starboard Leaders Juliet LLC	777 Third Avenue, 18th Floor, New York, New York 10017	9,310,245
Starboard Leaders Select II LP	777 Third Avenue, 18th Floor, New York, New York 10017	3,792,301
Starboard T Fund LP	777 Third Avenue, 18th Floor, New York, New York 10017	2,883,842
Peter A. Feld	777 Third Avenue, 18th Floor, New York, New York 10017	20,568

A-1